EXHIBIT 10.20
OFFER LETTER
August 21, 2021
Personal & Confidential
Thomas Curtis
c/o Burger King Corporation
Dear Tom:
I am pleased to confirm our offer to you and would like to take this opportunity to congratulate you on this appointment. I am confident that you will continue to make a valuable contribution to the business in your new role.
The following terms and conditions will apply to your employment in your new position with Burger King Corporation (the "Company"), subject to our receipt of a signed copy of this offer letter (the "Offer Letter"). By you signing this Offer Letter, you acknowledge and accept all the provisions below, and you acknowledge that, other than as set forth in this Offer Letter, no representations or warranties regarding your employment have been made to you.
1.Commencement. Your new position will be effective on the later of August 30, 2021 and the date upon which we receive a signed copy of this Offer Letter (the "Commencement Date").
2.Position. Your job title will be President, Burger King United States and Canada, and you shall have such duties and responsibilities as are customarily assigned to persons serving in such position and such other duties consistent with your position as the Company specifies from time to time. You will report to the CEO, currently Jose E. Cil, or such other person as the Company shall designate from time to time. Your position is currently graded in Pay Band 9; however, the Company reserves the right to re-grade your position up or down on reasonable notice.
3.Location. Your position ordinarily will be based in Miami, Florida. However, you may be required to travel in and outside of Miami, Florida as the needs of the Company's business dictate.
4.Compensation.
(a)Base Salary. Commencing on the Commencement Date, your new base salary will be $525,000 gross per annum ("Base Salary"), payable in installments on the Company's regular payroll dates.
(b)Annual Bonus Plan. You will remain eligible to participate in the Company's annual bonus plan or such other annual bonus program to be adopted and maintained for employees of the Company at your pay band that the Company designates, in its sole discretion (any such plan,

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the "Bonus Plan"), in accordance with the terms of the Bonus Plan (including any performance targets or objectives established under such plan and the timing of any payment under such plan) as in effect from time to time. The Bonus Plan (including your target bonus rate under such Bonus Plan) is a discretionary, non-contractual benefit, which the Company reserves the right to amend or withdraw at any time. Under the Bonus Plan, your target bonus rate for the 2021 performance year will remain unchanged from the date you commenced employment with the Company (May 10, 2021) through the day before the commencement date, and will increase to one hundred and twenty percent (120%) of your Base Salary from the Commencement Date through the remaining period of your eligible service during the fiscal year.
(c)    Long Term Incentive Compensation. The Company will cause Restaurant Brands International Inc. ("RBI") to grant you an award of 15,000 performance-based restricted share units under RBI's Amended and Restated 2014 Omnibus Incentive Plan (the "Equity Plan"), each representing the right when vested to receive one share of common stock of RBI (collectively, the "PSUs" and individually, an "PSU"). The PSU grant shall be made by no later than September 20, 2021, which date may be extended as reasonable to accommodate any applicable trading window restrictions (the date of the grant being the "Grant Date"). The PSUs will cliff vest on third year anniversary of the Grant Date, subject to your continued employment with the Company and the accomplishment of the performance targets set forth in the applicable award agreement. The PSUs will be evidenced by an award agreement in substantially the same form (other than the Grant Date and vesting date) and with the same performance targets set forth in the performance-based restricted share award agreements dated February 19, 2021 and issued to certain employees of the Company and its Affiliates.
(d)    Payments and Deductions. All compensation will be payable in accordance with the applicable plan, policy or agreement and the Company's normal payroll practices as they relate to time and frequency of payments and payroll deductions. Payments of Base Salary, bonus (if any) or other compensation or benefits will be subject to all applicable taxes and other withholdings, and the Company may withhold all such taxes and other withholdings from any payments made to you as shall be required by law. In addition, if at any time money is owed and payable by you to the Company, it is agreed that the Company may deduct such sums from time to time owed from any payment due to you from the Company in accordance with applicable law.
5.Employee Benefits. You will remain eligible during your employment with the Company (the "Employment Period") to participate in the employee medical and other health care benefit plans and programs maintained by the Company from time to time for employees at your level, in each case, such benefits will be provided in accordance with the terms and conditions of the plans in effect from time to time. The Company reserves the right to perform periodic reviews of the Company's benefits and to revise your eligibility for medical and other health care benefits based upon the results of any such review.
6.Vacation. In addition to public holidays and any paid leave required by applicable law, you will be entitled to receive paid vacation on an accrued basis in the amount provided by, and in accordance with the terms and conditions of, applicable Company policy (currently three weeks per calendar year).

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7.    Termination.
(a)    "At-Will" Employment. Your employment with the Company is on an "at will" basis and may be terminated by the Company or by you at any time for any reason upon written notice, without any obligation owing by the Company, except as provided herein. In the event of a termination of your employment, you shall not be eligible to receive any severance or other post-termination payments pursuant to this Offer Letter other than your accrued but unpaid salary, accrued but unused vacation pay, and approved but unreimbursed business expenses that are owed to you as of the date of your termination. However, you may be eligible to receive severance payments pursuant to the then-current severance plan maintained by the Company, in its sole discretion, if any.
(b)    Termination "for Cause". For purposes of this Offer Letter, your employment will be deemed to have been terminated "for cause" in the event of (i) a material breach by you of any provision of this Offer Letter; (ii) a material violation by you of any Policy (as defined in subparagraph 8(c), Compliance with Company Policies, below), (iii) the failure by you to reasonably and substantially perform your duties hereunder (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds or other property; (vi) the commission by you of an offense or other crime involving fraud or dishonesty, whether in connection with your employment or otherwise; or (vii) conduct by you that, in any other respect, amounts to "just cause" under applicable law. If, subsequent to your termination of employment hereunder without cause, it is determined in good faith by the Company that your employment could have been terminated for cause under clauses (iv), (v), (vi) or (vii) above, your employment shall, at the election of the Company, be deemed to have been terminated for cause, effective as of the date the events giving rise to cause occurred.
(c)    Bonus upon Termination. Except as explicitly set forth in the Bonus Plan, you will not be eligible to receive a bonus payment under the Bonus Plan unless you are actively employed on the date upon which the bonus payment is paid. For purposes of this Offer Letter, active employment ceases on the date that you give or receive notice of termination of your employment.
8.    Employee Covenants.
(a)    Restrictive Covenants. Each of the Company and you agree that you will have a prominent role in the management of the business, and the development of the goodwill of the Company and its Affiliates, and will establish and develop relations and contacts with the franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company and its Affiliates. In addition, you recognize that you will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, recipes and formulations, and other valuable business information of the Company and its Affiliates pertaining or related to the quick service restaurant business. You agree that you could cause grave harm

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to the Company and its Affiliates if you, among other things, worked for the Company's competitors, solicited the Company's employees or those of its Affiliates away from the Company or its Affiliates or solicited the Company's franchisees or those of its Affiliates upon the termination of your employment with the Company or misappropriated or divulged Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:
i.Confidentiality. You agree that during the Employment Period and thereafter, you will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that you are employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for your own benefit or the benefit of any third party. "Confidential Information" means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, recipes and formulations, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of your obligations to hold such Confidential Information confidential). Notwithstanding the foregoing, you will not be prohibited from disclosing the terms of this Offer Letter to your lawyer, financial advisor, or immediate family members, provided that you immediately advise each such individual that he or she must abide by the confidentiality restrictions contained herein and keep the terms of the Offer Letter confidential. Further, nothing in this provision is intended to prevent you from providing truthful testimony in any court, administrative agency and/or arbitration proceeding, including your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
If you are required or requested by a court or governmental agency to disclose Confidential Information, you must notify the General Counsel of the Company, in writing, of such disclosure obligation or request no later than three (3) business days after you learn of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
i.Non-Competition. You agree that during the Employment Period, you shall devote all of your skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of your duties and responsibilities to the Company to the best of your ability and you shall not, directly or indirectly, be employed by, render services

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for, engage in business with or serve as an agent or consultant to any Person other than the Company.
You further agree that during the Employment Period and for the one (1) year period following your termination of employment with the Company (irrespective of the cause or manner of termination), you shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company or any of its Affiliates, and you shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business anywhere in the world, including any franchisee of the Company or any if its Affiliates, provided that you shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Your duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis. You will obtain Confidential Information that will affect the Company's operations and that of its Affiliates throughout the world. Accordingly, you acknowledge that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision, and agree that this non-compete provision applies on a worldwide basis.
iii.Non-Solicitation. During the Employment Period and for the one (1) year period following the termination of your employment with the Company (irrespective of the cause or manner of termination), you shall not, directly or indirectly, by yourself or through any third party, whether on your own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company or any of its Affiliates with any Person that is or was (during the last twelve (12) months of your employment with the Company): (A) an employee of the Company or any of its Affiliates, (B) engaged to provide services to the Company or any of its Affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its Affiliates, or (C) a franchisee of the Company or any of its Affiliates.
iv.Franchisee Activities. In addition to, and not by way of limitation of, any of the covenants set forth elsewhere herein, you agree that, during the Employment Period and for an indefinite period following the termination of your employment (irrespective of the cause or manner of termination), you will not, whether on your own behalf or in conjunction with or on behalf of any other Person, directly or indirectly, solicit, or assist in soliciting, offer, or entice, consult, provide advice to, or otherwise be involved with, a franchisee of (or an operator under an operating/license agreement with) the Company or any of its Affiliates to engage in any act or activity, whether individually or collectively with other franchisees, operators, or Persons, that is adverse or contrary to the direct or indirect interests of the Company or its Affiliate's business, financial, or general relationship with such franchisees and operators. Such prohibited activities include but are not limited to the organization or facilitation of, or provision of management services to, an association or organization of franchisees/operators with

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respect to the business or any other relationship that such franchisees/operators have with the Company or any of its Affiliates, including but not limited to any such organization or association that would act as an additional layer of negotiations between the Company or its Affiliates and its franchisees/operators.
(b)Work Product. To the extent permitted by law, you agree that all inventions, discoveries, processes, reports, plans, projections, budgets, software, data, technology, designs, documentation, innovations, and improvements and other work product created, discovered, developed, compiled, or prepared by you (whether created solely or jointly with others) in connection with your employment with the Company (collectively, "Work Product") shall constitute "work made for hire" (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) for, and shall be and is the sole and exclusive property of, the Company. In the event that any such Work Product is deemed not to be "work made for hire" or does not vest by operation of law as the sole and exclusive property of the Company, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Work Product throughout the world. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations). Additionally, you agree that you will not share with or disclose to any third party any underlying technology and/or code used to develop the Work Product. Further, you agree that you will not use in any of the Work Product any pre-existing development tools, routines, subroutines or other programs, data or materials that you may have created or learned prior to the commencement of your provision of services to the Company.
(c)Compliance with Company Policies. You shall remain governed by and be subject to, and you hereby agree to comply with, all Company policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, including without limitation, the Restaurant Brands International Inc. Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company's sole discretion (collectively, the "Policies").
(d)Return of Company Property. In the event of termination of your employment for any reason, you shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information. You agree not to retain any copies, duplicates, reproductions or excerpts of material or documents. You acknowledge and agree that any and all Company Property (as defined below) remains the exclusive property of the Company and its Affiliates. Upon Company's request or in the event of termination of your employment for any reason, you shall promptly return to the Company all Company Property, and you shall (i) not retain, in any format, any Company Property; and (ii) refrain from allowing or otherwise permitting any

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Company Property to be taken from Company or any of its Affiliates. All physical materials, documents, data, information, keys, computer software and hardware (including, without limitation, laptop computers and mobile devices), manuals, data bases, product samples, tapes, magnetic media, technical notes, and any other equipment or items that the Company or any Affiliate provides to you or that otherwise belongs to the Company or an Affiliate, in each case, shall constitute "Company Property" (to include the original of such items, any copies thereof, any notes derived from such items, and any derivative work of such items).
(e)Resignation upon Termination. Effective as of the date of termination of your employment with the Company for any reason, you shall resign, in writing, from all board and board committee memberships and other positions then held by you, or to which you have been appointed, designated or nominated, with the Company and its Affiliates.
(f)Full Effect of Employee Covenants. Your obligations under this Offer Letter, including but not limited to your obligations under this Section 8, are independent of any of the Company's obligations to you under this Offer Letter or generally by virtue of your employment. The existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement by the Company of this Section 8.
9.Equitable Relief with Respect to Covenants. You acknowledge and agree that a breach by you of either or both of Section 8 or 10 of this Offer Letter is a material breach of this Offer Letter and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in the Company's favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys' fees and costs to enforce these provisions. Additionally, you agree that the foregoing is appropriate for any such breach in as much as actual damages cannot be readily calculated, such relief is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. You further agree that any action for such injunctive relief shall be subject to the exclusive jurisdiction of the Federal Courts of the State of Florida, or if such would not have jurisdiction over the matter, then only in a Florida State Court sitting in Miami Dade County. You consent to personal jurisdiction in the Courts of the State of Florida in Miami Dade County for such purpose.
10.Data Protection & Privacy.
(a)You acknowledge that the Company, directly or through its Affiliates, collects, uses, processes and discloses data (including personal sensitive data and information retained in email) relating to you. You hereby consent to such collection, use, processing and disclosure for the purposes described in and further agree to execute the Company's Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Offer Letter as Attachment 1.
(b)To ensure regulatory compliance and for the protection of its employees, customers, suppliers and business, the Company reserves the right to digitally record you, monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which you may use during your employment with us. The Company will use this right of access reasonably, but it is important

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that you are aware that all communications and activities on our equipment or premises cannot be presumed to be private and accordingly, you shall have no reasonable expectation of privacy with respect to any such communications or activities.
11.    Section 409A.
(a)Section 409A Compliance. The intent of the parties hereto is that payments and benefits under this Offer Letter be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder ("Section 409A") and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith.
(b)Expenses and Reimbursements. All reimbursements and in-kind benefits provided under this Offer Letter are intended to be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant to this Offer Letter that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
12.    Entire Agreement. This Offer Letter, including any schedules, attachments or addenda, constitutes the entire agreement between you and the Company or any Affiliates of the Company with respect to your employment, and supersedes all prior correspondence, offers, proposals, promises, offer letters, agreements or arrangements relating to the subject matter contained herein.
13.    Modification. No provision of this Offer Letter may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board of Directors of RBI or a Person authorized thereby and is agreed to in writing by the Company and you. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Offer Letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Offer Letter shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
14.    Survival. The following Sections shall survive the termination of your employment with the Company and of this Offer Letter: 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20.
15.    Severability. If any provision of this Offer Letter or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remainder of this Offer Letter and the application of such provisions to other circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law. In the event that one or more terms or provisions of this Offer Letter are deemed invalid or unenforceable under applicable law, by reason of being vague or

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unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.
16.Governing Law. The terms of this Offer Letter shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflicts of laws. Any dispute or controversy regarding the enforceability of our dispute resolution agreement as detailed in Section 17 and/or actions for enforcement of any arbitration award issued under Section 17 (to the extent such actions are permitted under this Offer Letter and applicable law) shall be subject to the exclusive jurisdiction of the Federal Courts of the State of Florida, or if such would not have jurisdiction over the matter, then only in a Florida State Court sitting in Miami Dade County. You consent to personal jurisdiction in the Courts of the State of Florida in Miami Dade County for such purpose. Except as otherwise provided in Section 9, all other disputes or controversies arising under or in connection with this Offer Letter shall be conducted as set forth in Section 17 hereof.
17.Dispute Resolution. Except as expressly provided in Sections 9 and 16, the Company and you agree that any dispute or controversy arising under or in connection with this Offer Letter shall be resolved by final and binding arbitration before the American Arbitration Association ("AAA"). The arbitration shall be conducted in accordance with AAA's National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA's Regional Employment Dispute Resolution roster. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party's right to request injunctive or other equitable relief in accordance with Section 9 of this Offer Letter. Nothing herein limits either party's right to file or participate (including providing any documents regardless of any provision in this Offer Letter to the contrary) in any proceeding with any federal, state, or local government agency: e.g., the EEOC, SEC, etc. If this agreement to arbitrate is held to be unenforceable, both parties agree to the maximum extent permitted by law to waive their right to a jury trial.
18.Voluntary Agreement; No Conflicts. You represent that you are entering into this Offer Letter voluntarily and that your employment with the Company and compliance with the terms and conditions of this Offer Letter will not conflict with or result in the breach by you of any agreement to which you are a party or by which you or your properties or assets may be bound.
19.Counterparts; Electronic Copy. This Offer Letter may be executed you and the Company in counterparts (including by electronic copy), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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20.    Certain other Definitions.
"Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.
"Control": (including, with correlative meanings, the terms "Controlling", "Controlled by" and "under common Control with"): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
"Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
"Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
If you wish to accept employment with the Company on the basis set out in this Offer Letter, please sign below and return a countersigned copy of this Offer Letter to Jeff Housman at jhousman@rbi.com within seven (7) days of the date of this Offer Letter.
Tom, I would like to thank you for the contribution that you have made to BURGER KING® and extend my personal congratulations on this exciting opportunity. I am confident that you will be instrumental in driving the continued success of the Company. Should you have any questions on any of the above, please do not hesitate to contact me.

Yours sincerely,
Burger King Corporation
/s/ Jeff Housman

Jeff Housman
Chief People & Service Officer
Agreed to and accepted by:

/s/ Thomas Curtis
Thomas Curtis
Dated: 8/23/21

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ATTACHMENT 1
BURGER KING CORPORATION
EMPLOYEE CONSENT TO COLLECTION AND PROCESSING OF PERSONAL INFORMATION
Burger King Corporation (the "Company") has informed me that the Company, on behalf of itself and its related and affiliated entities, including those operating restaurants under the BURGER KING®, TIM HORTONS® and POPEYES® brands (collectively, the "Affiliates"), collects, retains, processes, uses, and transfers my personal information (and also discloses my personal information to the Company's employees, consultants and services providers) only for human resource and business purposes such as payroll administration, background checks, fulfillment of employment positions, fulfillment of my direct requests, maintaining accurate records, compliance with applicable law and meeting governmental reporting requirements, compiling internal reports, including diversity and distribution metrics, security, health, benefits, and safety management, performance assessment and management, provision of services, company network access and authentication. I understand the Company will treat my personal data as confidential and will not permit unauthorized access to this personal data. I HEREBY CONSENT to the Company collection, retention, processing, use, transfer and disclosure of my personal information for such purposes described in this statement.
I understand and consent to the transfer and storage of my personal data for the purposes described in this statement to the corporate offices of the Company and its Affiliates (currently located in Toronto, Ontario, Canada; Miami, Florida, United States of America; Mexico City, Mexico; Singapore, and Zug, Switzerland), and to other third parties, agents, processors and representatives who may be located in countries outside my home country or the country in which I work, including countries where data protection laws may differ from those of my home country.
I further understand the Company and its Affiliates may from time-to-time disclose, transfer and store my personal information to or with a third-party consultant, processor or service provider acting on the behalf of Company or its Affiliates or at the Company's direction. These third parties will be required to use appropriate measures to protect the confidentiality and security of personal information.
To the extent that I provide the Company details of my racial or ethnic origin, physical or mental health or condition, job evaluations or educations records, commission (or alleged commission) of an offense or related proceedings, military or veteran status, or gender identity, I expressly authorize the Company and its Affiliates to handle such details for the purposes set forth in this statement.
I understand that the Company also may disclose personal information about me in order to: (1) protect the legal rights, privacy, safety or property of the Company, its Affiliates, or its employees, agents, contractors, customers or the public; (2) protect the safety and security of guests to the Company's digital and physical properties; (3) protect against fraud or other illegal activity or for risk management purposes; (4) respond to inquiries or requests from public or legal authorities, including to meet national security or law enforcement requirements; (5) permit the Company to pursue available remedies or limit the damages that it may sustain; (6) respond to an emergency; (7) comply with the law or legal process; (8) effect a license, sale or transfer of all or a portion of the business or assets (including in connection with any bankruptcy or similar proceedings); or (9) manage or arrange for acquisitions, mergers and reorganizations.
I understand that the provision of my personal information is voluntary.
I have been advised that the Company is committed to resolving complaints about my privacy and its collection, use or disclosure of my personal information. If I have concerns or complaints about the use of my personal information, or if I choose to exercise my right to withdraw my consent set forth in this consent statement, I understand that I can contact the Company at the following email address: privacyPrbi.com or at the mailing address below:
Burger King Corporation
Address: 5707 Blue Lagoon Drive, Miami FL 33126
Attn: Legal Department — Privacy Office
/s/ Thomas Curtis
                            (Employee’s Signature)

                             Thomas Curtis
                            (Employee’s Name – Please Print)
                            Date: